Exhibit 10.1

DIGITAL YEARBOOK, INC.
4320 – 196 Street, S.W., #111,
 Lynwood, Washington

June 13, 2011

TO:	J2 Mining Ventures Ltd.
c/o Grant Thornton Limited
Kensington Chambers, 46/50
Kensington Place,
St Helier, Jersey, JE1 1ET,
Channel Islands, United Kingdom.

Dear Sir:

RE:           Mineral Property Option Acquisition Agreement

This letter sets out the agreement (“Agreement”) reached among Digital Yearbook, Inc. (“Digital”)and J2 Mining Ventures Ltd.  (the "Vendor") as vendor regarding the transfer and sale by the Vendor of all (100%) of its right, title and  interest in and  to a iron ore mineral property option agreement (the “Option Agreement”) regarding property located in Wyoming, USA (the “Property”) more particularly described in Schedule A to this Agreement to Digital, a company traded on the OTCBB Exchange.

Acquisition

1.
The Vendor hereby agrees to transfer to Digital all his interest in the Option Agreement on the terms and subject to the conditions set out in this Agreement (the “Sale Transaction”). The Sale Transaction will include assumption of any obligations and responsibilities of the Vendor set out in the Option Agreement. Vendor will also transfer any and all available assessments, reports, geological and sample data and any other information or data that has been collected or produced from  the Property and is in the possession of or owned or controlled by Vendor .

The Vendor will transfer the Option Agreement directly to Digital or an operating subsidiary of Digital. The Option Agreement will be in good standing and the transfer must be approved in writing by the Property Owner.

Consideration

2.
In payment for the sale and transfer of the Option Agreement to Digital, on Closing (defined below), Digital will reimburse the Vendor for any direct out of pocket costs incurred by the Vendor in acquiring the Option Agreement.

3.
Digital will cause its affiliate shareholders to transfer a total of 18,000,000 fully-paid, non-assessable post Split (as defined below) common shares in the capital of Digital (the “Digital Shares”) to Vendor  and other persons as nominated by Vendor . The total common share fully diluted position of Digital after issuance of the Digital Shares but before the issuance of the Financing (as defined below) shares will be no more than 48,000,000 common shares, with no preferred shares or any other class of shares or securities, or debt of Digital, issued or outstanding. The Vendor acknowledges that the Digital Shares will be restricted as to sale under US securities laws and rules and will carry a restrictive legend indicating such restrictions.

Retructure and Split

4.
Prior to Closing, Digital will restructure its common share capital such that its issued and authorized common shares will be forward split 37 new for 1 old shares (the “Split”) and existing restricted shareholders will cancel all but 18,363,000 of their common shares. In addition, Digital will change its name to one jointly approved by Digital and the Vendor.

Financings

5.
Digital will arrange a Financing of US$1,000,000 (the “Financing”) net to the Company after fees and expenses, consisting of  Units issued at a price of $0.50 post Split, each Unit made up of one common share and one warrant to purchase one-half of a common share. Each whole warrant will allow the holder to acquire another common share at the exercise price of $0.75 for 3 years from Closing. The Financing and its completion by the Closing, or funds in escrow with no further outstanding conditions or restrictions pending the Closing, shall be a condition to completion of the transactions by the Vendor. The Financing will not be registered by Digital with the SEC so that the Units are not freely tradable, but Digital will agree to assist in the removal of legends for the investors when it is legal to do so. . The Financing shares will be restricted from resale for one year after Digital files a “super 8-K” which changes its status from a shell company under SEC rules to an active operating company.

6.
The Financing proceeds will be used in direct Property development expenditures and carrying out its obligations under the Option Agreement, for additional property acquisitions, and the remainder may be used for general and administrative expenses.

7.
The Investors providing the Financing (the “Financing Investors”), shall, as a group,  be entitled to one board representative on Digital’s board of directors for a minimum period of one year from Closing, who shall serve as an independent Director. The initial Board shall consist of three (3) individuals--Brodkey and one additional independent Director nominated by the Vendor.

8.
The Financing Investors shall use their best efforts to arrange for Digital to raise an additional US$10 million (the “Second Financing”) net to Digital after fees and expenses, within six (6) months of Closing. Of this amount, the Financing Investors shall provide Digital with or guarantee the provision of a minimum of $1,000,000 of the Second Financing.  The Second Financing proceeds shall be used for development of the Property, additional property acquisitions, and for working capital. The price for units in the Second Financing will be a maximum of 10% below the then current market price for Digital shares at the time of the Second Financing.

Closing and Definitive Agreements

9.
Closing of the transactions contemplated herein (the "Closing") will occur on or before June 30, 2011 or on such other date as the parties may agree, to be held at the City of Vancouver, Canada, at such place and time as the parties may agree.

10.
The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive agreements for the Sale Transaction upon execution of this Agreement. The definitive agreements will contain terms and representations customary for agreements governing the assignment of a mineral property Option Agreements as prepared by commercial legal counsel of good reputation.

Due Diligence

11.
Digital and the Vendor will each have the right to conduct due diligence on the other in connection with the transactions contemplated hereunder.  Each of Digital and the Vendor and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein.

Closing Conditions

12.	This Agreement and the Closing hereof is subject to the following:

(a)	The Financing being closed or the funds for the Financing being held in escrow with no further outstanding conditions or restrictions pending the Closing;

(b)	The Property owner having consented in writing to the assignment of the Option Agreement;

(c)	All required regulatory consents and approvals, if any, having been obtained by Digital;

(d)	Approval by Digital’s Board of Directors and, if needed, the shareholders of Digital;

(e)
Digital will be up to date and in material compliance with its filings with the SEC, the State of Nevada, the OTCBB or OTCQB Exchange, FINRA, and any other regulatory agency or stock exchange; there shall be no more than 48,000,000 common shares of Digital, with no preferred shares or any other class of shares or securities, or debt of Digital, issued or outstanding; and there shall be no suit or action which seeks to prevent the transactions herein from Closing;

(f)
Andrew Brodkey will have agreed to a minimum 2-year contract of employment with Digital at Closing as President and Director, in a form mutually agreeable to the parties, with remuneration of US$15,000 per month, which shall provide that Brodkey is entitled to pursue other business opportunities not competitive with Digital, including, but not limited to, serving as President, CEO, Director or as another officer of other junior mining companies ;

(g)	Digital having agreed to consulting agreements at Closing with:

(i)	Dr. David Hackman (through his company Sage Associates) as VP- Exploration with compensation of $7,000 per month

(ii)	J2 Mining Ventures Limited for project technical services with compensation of $8,000 per month; and

(iii)
Kriyah Consultants for administrative, management (including CFO and Corporate Secretarial functions) and related services, in forms approved by the parties and to be attached to the definitive agreements; and

(h)	All representations and warranties contained herein and to be contained in the definitive agreements described in Section 10 hereof shall be true and correct at the date of Closing.

(i)
Digital agrees that it will use reasonable efforts to list its shares for trading on a Canadian stock exchange for which it may be eligible within one year of Closing. The Financing Investors in this regard shall provide accelerated funding for such portion of the Second Financing (as defined above) as may be needed for this purpose.

Confidentiality

13.
The Vendor acknowledges that Digital is a public company and has an obligation to disclose all material information about its affairs. The Vendor agrees that it  will not trade in the securities of Digital while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about Digital.

Representations of The Vendor

14.	The Vendor represents and warrants that:

(a)
the Vendor has entered into the  Option Agreement and now has the full power and authority to transfer or cause to be transferred the Option Agreement to Digital free and clear of any charges, encumbrances, liens or claims;

(b)	to the best of Vendor’s knowledge and belief, all data, reports and information about the Property provided and to be provided to Digital is true and accurate in all material respects;

(c)	the Vendor has all rights and interest in the Option Agreement and hold all interests in all aspects of the Option Agreement; and

(d)
the only royalties, levies or similar charges  payable on or related to the Property are set forth in the Option Agreement, or otherwise include current governmental taxes and assessments, unpatented mining claim maintenance payments, and lease payments to other underlying owners of portions of the Property.

Pre and Post Closing Covenants

15.	Digital and the Vendor hereby covenant to the other as follows:

(a)	until Closing the Vendor shall carry out its obligations under the Option Agreement in the ordinary and normal course, subject to availability of finances;

(b)
after Closing Digital may create a stock option plan for grant of options to purchase common shares on reasonable terms and granted to those persons as unanimously approved by the directors of Digital to provide incentive for success;

(c)
Digital will hire a qualified CFO, a corporate secretary and investor relations manager as soon as reasonably practicable after Closing; the CFO and IR manager will be acceptable to the Financing Investors, acting reasonably;

(d)
the Vendor acknowledges that Digital will be required to provide substantial disclosure about the Property and its management to the SEC and agrees to fully co-operate to provide in a timely manner such information and disclosure about the Property and incoming management as Digital’s legal counsel and auditors may request.

Binding Agreement

16.
Upon acceptance of the terms of this Agreement, the terms of this Agreement shall be a legally valid and binding agreement. Other terms will be set within 30 days as agreed by the parties and set out in definitive agreements. If any term cannot be agreed to in the definitive agreement, the terms of this Agreement will remain in full force and effect.

General

17.	All dollar references are United States dollars.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

DIGITAL YEARBOOK, INC.

Per:  /s/ Ed Mulhern
        Authorized Signatory

Buyer
J2 Mining Ventures Ltd.

Per:  /s/ John Hedges
        Authorized Signatory

SCHEDULE A

OPTION AND PURCHASE AGREEMENT

This OPTION AND PURCHASE AGREEMENT is made and entered into as of the 26th day of May, 2011 (the “Effective Date”) by and between J2 Mining Ventures Ltd. ("J2"), and Wyomex LLC, a Wyoming limited liability company ("Owner").

Recitals

A.           Owner owns mineral rights to certain unpatented lode mining claims, fee lands, leased lands, and other interests in real property situated in Albany County, Wyoming, (the "Property") which are more fully described in Exhibit A attached to this Agreement, incorporated herein by this reference.

B.           J2 desires to acquire an option to purchase the Property from Owner, and Owner is willing to grant an option to purchase the Property to J2, on the terms and conditions herein specified.

     NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and the payments made by J2 to Owner, the parties agree as follows:

1.           Grant of Option. The Owner does hereby grant to J2, upon the terms and conditions and for the purposes hereinafter set forth, an exclusive, irrevocable option (the “Option”) to purchase the Property.  In consideration for receiving said Option, J2 shall pay to Owner the sum of US$5,000 (the “Option Consideration”) which shall be paid within 30 days of the signing of the Option Agreement (the “Effective Date”).

2.           Option Term.   The term of the Option shall commence on the Effective Date and shall initially extend until the earlier of (a) the date that access to the Property is sufficient for on-the-ground due diligence purposes, or (b) June 30, 2011 (the “Initial Option Term”), and may be extended for a maximum of six (6) successive one-month periods, at the sole election of J2, through notice to the Owner and tender of US$5,000 from J2 to Owner for each of the first three (3) additional months and US$15,000 for each additional month for months 4 through 6 as may be desired by J2. Should J2 desire to extend the Initial Option Term, it shall give such notice and make appropriate payment to Owner no later than five (5) business days following the end of the Initial Option Term or each extension thereof.

3.           Exclusive Access and Use of Property.  J2 shall have rights to exclusive access to and use of the Property during the Option Term, subject to the rights of Owner as set forth herein.

4.           Exercise of Option. Subject to the terms and conditions of a definitive agreement to be executed by both parties to this Initial Agreement and prior to the date of termination of the sixth and final extension (November 30, 2011), J2 may elect to exercise the Option at any time during the Option Term by giving Owner written notice of such election. Upon receipt of such notice, Owner and J2 shall promptly negotiate and execute an Asset Purchase Agreement (“APA”) for the purchase and sale of the Property. The assets of Owner to be purchased, as more specifically described in the APA, will include the unpatented mining claims, fee lands, mineral leases, any geological reports, data, laboratory information related thereto, buildings, mining equipment located within the Property, water rights, accesses and rights-of-way, and generally all rights and appurtenances which are directly or indirectly connected with the mining and business activities of Owner related to the Property, all of which shall be delivered free and clear of all liens or other encumbrances. The Owner and J2 in the APA shall make such representations and warranties, and provide such covenants and indemnities that are typical and customary for a mineral conveyance transaction involving unpatented mining claims.

5.           Purchase Terms. The total Purchase Price for the Property is US$ Seven million dollars (US $7.0 million), which shall consist of the following components:

a.	Payment at Closing by J2 to Owner of the Initial Payment, which is defined as the sum of US$85,000;

b.	All Option monies or consideration previously paid from J2 to and received by Owner;

c.
Commencing six (6) months from the date of Closing and receipt by Owner of the $85,000 payment, and every six (6) months thereafter, J2 shall pay Seller, as Advance Minimum Royalty, the initial amount of $62,500 (the Base Advance Minimum Royalty), as adjusted hereunder, until “commencement of commercial production” (as that term will be defined in the APA) from the Property. The Base Advance Minimum Royalty amount shall be first adjusted, at the second time that an Advance royalty payment is due, by multiplying the Base Advance Minimum Royalty amount by the Producer Price Index (“PPI”). The PPI is defined as that index published by the United States Department of Labor and further identified as Producer Price Index: Iron Ore Mining: Iron Ores; Base Date 9712 (2001-2010) in effect for the date two (2) months prior to the date designated for the first adjustment. For each successive period that Advance Minimum Royalty payments are due, the adjusted Advance Minimum Royalty amount paid for the preceding period shall be similarly adjusted.

d.
At the commencement of commercial production from the Property, the semi-annual Advance Minimum Royalty shall convert to a 4.5% gross metal value royalty (“GMR”) on iron ore and/or other mineral materials produced and sold from the Property (the “Production Royalty”). Except for events of Force Majeure (including non-operation of the facilities after startup) in no event shall the Production Royalty paid to Owner be less than US$150,000 in any given calendar year.

“Commencement of commercial production” as used herein shall be defined as the first quarter of production in which 4.5 percent of the metal values or gross proceeds from the sales of mineral materials derived from the Property exceed the amount of the Minimum Advance Royalty.  Thereafter, the semi-annual royalty payments shall be the larger of the amount of the Minimum Advance Royalty or 4.5% of gross metals value or gross proceeds from sales of all mineral materials derived from the Property

Each Production Royalty payment shall be accompanied by a statement showing the amount of iron product and all other mineral materials produced during the previous quarter and the application of any Advance Minimum Royalty or the amount of the 4.5% Production Royalty. Owner in the APA shall receive standard inspection and audit rights relative to the Production Royalty records.

Subsequent to the payment to and receipt by Owner of the full amount of $7.0 million as set forth herein, the Production Royalty shall be reduced, and J2 shall pay Owner a GMR royalty of 1.5% for all iron product and/or other mineral materials mined and sold from the Property during the previous month. Each such royalty payment shall be accompanied by a statement showing the amount of iron product and/or other materials mined and sold during the previous month. Owner shall have identical inspection and audit rights as mentioned above.

6.             Compliance with Laws and Insurance.  During all periods in which J2 is operating the Property pursuant to this Agreement, J2 shall comply with any and all applicable laws relating to working conditions, wages and hours, workmen's compensation, mine safety, environmental laws, reclamation rules and regulations, including those related to mine closure proceedings.  J2 shall procure and maintain such insurance, including comprehensive general liability and vehicular liability insurance, on the Property, or on any portions of the surface which J2 is using, in minimum amounts of One million dollars per occurrence (combined limits).

                7.             Inspection.  Owner or its authorized agents shall have the right, at all times during the term of this Agreement, to enter upon and inspect the Property and all workings thereof and structures thereon, and to make any survey Owner may deem necessary, either for the purpose of checking the amount of material mined or for an examination of the physical condition of the Property and workings and the manner and conduct of the mining operations, and for the purpose of taking samples of any material produced therefrom.

                8.             Amendment; Relocation; Other Actions.  During the term of this Agreement, J2 shall have the right (but not the obligation), in the name of Owner, to amend or relocate any or all of the unpatented mining claims in the Property provided, such actions do not affect or endanger the validity of the claims; to locate lode claims on ground theretofore covered by placer claims and vice versa, to locate mill sites on ground theretofore covered by mining claims and vice versa, to locate state claims on ground theretofore covered by federal claims or mill sites and vice versa, to locate any fractions resulting from such actions, and to take such other actions respecting any or all of the Property as may be authorized by any future federal or state mining laws and as may be determined by J2 to be necessary or desirable in connection with or in furtherance of operations under this Agreement or the protection or advancement of J2's rights under this Agreement.  The rights of J2 under this Agreement shall extend to all mining claims, mill sites, leases, and other interests located, amended, relocated, applied for, acquired, or otherwise affected by actions taken pursuant to this Section and all such interests shall be considered as part of the Property.  All expenses incurred by J2 in connection with such actions shall be borne by J2.  J2 shall notify Owner in writing at least 15 days in advance of its intent to perform any of the actions described above.

9.             Property Taxes.  During the term of this Agreement, J2 shall pay any and all real property taxes and assessments levied upon the Property by the State of Wyoming, or any other government entity for any tax year in which this Agreement is in effect.  J2 shall have the right to contest in good faith the validity or the amount of any such tax or assessment and may withhold payment of any such contested tax or assessment so long as such withholding does not cause title or rights to any interest in the Property to be detrimentally affected.

10.           Indemnity.  J2 shall indemnify and save harmless Owner, its members, shareholders, officers, managers, employees and directors from and against any and all claims, demands, suits or causes of action in law or equity for damages and injuries occurring on or about the Property and arising out of J2's operations under this agreement.

11.           Default.  In the event that Owner does not receive any payment referred to in this Agreement in a timely fashion, Owner shall immediately notify J2 and J2 shall, within fifteen (15) days of receipt of said notice, cure such failure by making the payment to Owner. In the event that J2 does not cure such failure within such fifteen day period, this agreement shall terminate and J2 shall deliver immediate, peaceable possession of the Property and all information and data regarding the Property previously provided to J2 by Wyomex, and all information and data developed by J2 regarding the Property, including but not limited to drill results and drill logs, geological mapping and reports, assays, maps, claim and lease data, surface owner’s agreements, and all other materials developed or acquired related to the Property, and shall convey to Owner all right, title and interest of J2 in the Property.  The obligations set forth in Sections 5 and 10 shall survive termination of this Agreement.

12.           Assignment.  The rights of J2 hereunder may be freely assigned or transferred, in whole or in part, without the consent of the Owner. Any such assignment shall include a guarantee of assumption of responsibility for abiding by all terms and conditions of this Agreement and the additional terms and conditions of any future Agreements regarding the Property entered into between J2 and the Owner.

13.           Binding Effect.  This agreement shall be binding upon, and shall inure to the benefit of Owner, J2 and their respective heirs, successors and assigns.

14.           Notices.  All notices provided for hereunder shall be deemed given and received when (a) personally delivered during business hours on a business day or (b) the next business day following receipt by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, addressed to the applicable party at the address indicated below for such party.  A party may change its address by notice to the other party:

To Owner:
	Wyomex LLC P.O. Box 185 Cheyenne WY 82003-0185	Palmer-Florida Corporation 270 E Westminster, 2nd Floor Lake Forest, IL 60045
Attention : John SimonsAttention: Potter Palmer

To J2:
J2 Mining Ventures Ltd. 3040 North Campbell Avenue Suite # 110 Tucson AZ 85719 Attention: John R. Hedges

15.           Area of Interest.  Subject to the further provisions of this Section, any and all rights, titles, interests, and estates acquired by either party within ten aerial miles of the outside boundaries of the Property (“Area of Interest”), as such boundaries may be expanded herein, during the term of this Agreement shall become part of the Property subject to this Agreement, and all lands within any such rights, titles, interests, and estates shall become part of the Property subject to this Agreement, without any additional consideration, as if such rights, titles, interests, and estates were originally subject hereto, except that no such right, title, interest, or estate shall cause the Area of Interest to be expanded.  The party acquiring such interest shall notify the other party of such acquisition within ten (10) days after the acquisition.  The party receiving such notice shall then have sixty (60) days after delivery of such notice in which to notify the acquiring party that, in its sole discretion, it elects not to have such right, title, interest or estate become subject to this Agreement. In the event that such acquisitions are made by Owner and accepted by J2, J2 shall reimburse Owner for the direct expenses and time expended by Owner and/or its designates for the acquisition(s).

16.           Claim Maintenance and Lease Payments.  J2 shall timely perform, or cause to be performed, annual labor for the benefit of the Property or timely pay all unpatented mining claim maintenance fees, and make all required filings with the county, state and federal governments in order to maintain the Property in effect and in good standing.  Proof of such compliance shall be furnished to Owner at least thirty (30) days prior to the applicable deadline. In the event J2 fails to timely provide such proof of compliance, Owner may perform, or cause to be performed, the annual labor or pay the claim maintenance fee and make the required filings, in which case, J2 shall reimburse Owner for 200% of the payments made and costs incurred in performing such maintenance.

Owner shall pay all required lease, rental and other payments due to third parties under the terms of all leases for leased lands which are a part of the Property.

EXECUTED by the parties on the date shown in the respective acknowledgements, but effective for all purposes as of the date set forth above.

WYOMEX  LLC

By: ____________________________________
John A. Simons

Title:           Member

J2 MINING VENTURES LTD.

By: ____________________________________
John R. Hedges

Title:           Chief Operating Officer

SCHEDULE A--THE PROPERTY

T.19N, R.72W, 6th P.M.,
ALBANY COUNTY, WYOMING

1.	UNPATENTED FEDERAL US MINING CLAIMS (BLM)

BLM Serial Number	Claim Name	Location
WMC 127756	VAN 1	SW1/4 Sec. 24
WMC 127757	VAN 2	SW1/4 Sec. 24
WMC 127758	VAN 3	SW1/4 Sec. 24
WMC 127762	VAN 7	SW1/4 Sec. 24
WMC 127763	VAN 8	SW1/4 Sec. 24
WMC 127764	VAN 9	SW1/4 Sec. 24
WMC 127765	VAN 10	SW1/4 Sec. 24
WMC 127766	VAN 11	SW1/4 Sec. 24
WMC 127767	VAN 12	SW1/4 Sec. 24
WMC 127744	TI 15	NW1/4 Sec. 14
WMC 127745	TI 16	NE1/2 Sec. 14
WMC 268116	VAN 13	SE1/4 Sec. 24 and NE1/4 Sec. 25
WMC 268117	VAN 14	SE1/4 Sec. 24 and NE1/4 Sec. 25
WMC 268118	VAN 15	NE1/4 Sec. 24 and SE1/4 Sec. 24
WMC 268118	VAN 16	NE1/4 Sec. 24 and SE1/4 Sec. 24
WMC 268120	VAN 17	NE1/4 Sec. 24 and SE1/4 Sec. 24
WMC 268121	VAN 18	NW1/4 Sec. 24
WMC 268122	VAN 19	NW1/4 Sec. 24
WMC 268123	VAN 20	NW1/4 Sec. 24
WMC 268124	VAN 21	NW1/4 Sec. 24 and NE1/4 Sec. 24
WMC 268125	VAN 22	NE1/4 Sec. 24
WMC 268126	VAN 23	NE1/4 Sec. 24
WMC 268127	VAN 24	NE1/4 Sec. 24

2.	LEASED LANDS
•	Chugwater Mineral Lease-- SE ¼ of Section 22, T. 19N, R. 71W, 6th P.M.
•	Chugwater Creek Lease—SW1/4 of Sec. 22, 19N, R.71W, 6th P.M.